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                                                                    EXHIBIT 10.9

                              ADVERTISING AGREEMENT

                  AGREEMENT made as of the 14th day of January, 2000 (the "EFFECTIVE DATE"), by and among BEASLEY INTERNET VENTURES, LLC, a Delaware limited liability company ("BEASLEY") and FINDWHAT.COM, a Nevada corporation (herein called "FINDWHAT").

                                   ARTICLE I.
                               GENERAL DEFINITIONS

         1.1 "Affiliate" of the Person concerned shall mean a Person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Person concerned.

         1.2 "Beasley Competitor" shall mean any Person, other than Beasley, who/which is engaged either directly, or indirectly through an Affiliate, in radio programming or radio program distribution whether free over-the-air, cable, telephone, local, microwave, direct broadcast satellite, via Internet or otherwise in North America.

         1.3 "Beasley Radio Network" shall mean those radio stations listed on Exhibit C, attached hereto, as amended from time to time to reflect future acquisitions and dispositions of radio stations by Beasley and its Affiliates.

         1.4 "Content" shall mean text, graphics, photographs, video, audio and/or other data or information relating to any subject and/or advertisements.

         1.5  "Examination Commencement Date" shall have the meaning provided in
Section 2.2(a).

         1.6 "Findwhat Site" shall mean the Internet Web Site owned by Findwhat with a web address of www.findwhat.com, as may be changed from time to time.

         1.7 "Internet" shall mean a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly of indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

         1.8 "Internet Web Site" or "Web Site" shall mean any site or service delivering Content on or through the Internet, including, without limitation, any on-line service such as America Online and Compuserve.

         1.9 "Person" shall mean individual, partnership, corporation or organized group of persons, including agencies and other instrumentalities of governments and states.

         1.10 "Term" shall mean the term specified in Article 3.

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         1.11 "Purchase Agreement" shall mean that Common Stock Purchase
Agreement dated as of the Effective Date by and between Findwhat and Beasley.

                                   ARTICLE II.
                               BEASLEY ADVERTISING

         2.1      PLACEMENT AND PAYMENT OF ADVERTISING.

                  (a) In exchange for the cash payments set forth and in accordance with Section 2.1(d), Beasley shall arrange for the placement of radio broadcast advertising on the Beasley Radio Network of the Findwhat Site and Findwhat's other products and services of the placement types set forth in the Advertising placement roster set forth in Exhibit A attached hereto, with an aggregate value of Three Million One Hundred Eighty Thousand Dollars ($3,180,000) (the "CONTRACTED ADVERTISING AMOUNT"). In the event that Beasley reduces the principal amount of the Note (as defined in Section 2.1(d) below) pursuant to Section 12.7 of the Purchase Agreement, the Contracted Advertising Amount shall automatically be reduced by an amount equal to such reduction in the principal amount of the Note. Beasley shall arrange for the placement of advertising among the stations in the Beasley Radio Network in accordance with the advertising plan in Exhibit B attached hereto. All advertising materials shall be subject to any applicable Beasley advertising guidelines and the standard Beasley preemption policies.

                  (b) The value of all broadcast advertising provided hereunder shall be as provided in Exhibit B hereto.

                  (c) Within twenty (20) days of the end of each calendar month, Beasley will provide to Findwhat monthly invoices (each, an "ADVERTISING INVOICE") dated as of the last day of the month in question (the "ADVERTISING INVOICE DATE") showing the (i) value attributable to each of the placement types with respect to the advertising purchased by Findwhat during the statement period and (ii) the value of total advertising purchased for the period in question (the "MONTHLY ADVERTISING AMOUNT") and the calculations performed to determine such value.

                  (d) Within ten (10) business days of receipt of an Advertising Invoice, Findwhat shall pay to Beasley, by certified or cashier's check, an amount equal to the Monthly Advertising Amount, PROVIDED, HOWEVER, that Findwhat may elect, in its sole discretion, to offset such payment obligation by reducing the amounts owed under that certain Promissory Note, dated as of the date hereof, made by Beasley, in the aggregate principal amount of Three Million Dollars ($3,000,000) (the "Note"). Unless Findwhat provides Beasley written notice to the contrary within five (5) business days of receipt of an Advertising Invoice, Findwhat shall be deemed to have elected to reduce the principal amount owed by Beasley under the Note and any accrued interest thereon by the amount indicated in the Advertising Invoice in order to satisfy Findwhat's obligation under this Section 2.1(d). Such reduction shall be deemed to be made effective as of the Advertising Invoice Date.

         2.2      ACCESS TO BOOKS AND RECORDS.

                  (a) Beasley will maintain accurate books and records which report the value of advertising purchased by Findwhat and information from which the calculation can be derived. Findwhat may, at its own expense, examine those books and records on an annual basis.

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Findwhat may request such an examination upon no less than ten (10) business days written notice to Beasley which shall commence on a date (the "EXAMINATION COMMENCEMENT DATE") mutually agreeable to Beasley and Findwhat. Such annual examination shall be completed within seven (7) days of the Examination Commencement Date. Findwhat may make its examination only during Beasley's usual business hours, and at the address set forth herein for the provision of notices to Beasley, unless otherwise notified. No such examination shall materially interfere with the normal business operations of Beasley.

                  (b) Subject to the limitations of Section 2.2(a) hereof, if upon examination of Beasley's books and records, Findwhat determines that Beasley has failed to properly account for the value of advertising purchased by Findwhat hereunder, Findwhat shall advise Beasley in writing of the basis for its assertion, together with the information necessary to demonstrate Beasley's failure to properly account for the value of advertising purchased by Findwhat ("FINDWHAT'S OBJECTION"). If Beasley agrees with Findwhat, then Beasley will make appropriate adjustment(s) to the cumulative total of advertising to be run during the remainder of the Term. If Beasley disagrees with Findwhat's assertion, the parties shall negotiate in good faith to resolve any differences for a period of seven (7) days, after which time if the parties continue to disagree, they shall select a firm of independent certified public accountants of national recognition (other than a firm which then serves as the independent auditor for Beasley or Findwhat or any of their respective Affiliates) to resolve the matter, whose decision on the matter shall be binding. If Beasley and Findwhat are unable to agree on such a firm, then the regular independent auditors for Findwhat and Beasley shall mutually agree upon a third independent certified public accounting firm of national recognition, whose decision on the matter shall be binding. Beasley and Findwhat shall share equally the fees and expenses of the certified public accounting firm ultimately chosen. If Beasley has not received Findwhat's Objection within fourteen (14) days of the Examination Commencement Date, Findwhat shall be deemed to have been satisfied with the results of its examination and shall not be entitled to the remedies set forth in this Section 2.2(b).

         2.3 SUSPENSION OF ADVERTISING. Beasley shall have the right to suspend and/or withdraw placement of all advertising that includes any trademark or tradename used by Findwhat, including but not limited to, "FINDWHAT" and "FINDWHAT.COM": (i) pending resolution of any third party claim alleging infringement of such third party's rights because of use by Findwhat in the United States of the tradename or trademark in question and/or (ii) during such time as Findwhat is enjoined from using the tradename or trademark in question in the United States on or in connection with the Findwhat Site and has not ceased use of the tradename or trademark in question.

                                  ARTICLE III.
                                      TERM

                  The term of this Agreement shall begin as of the date hereof and shall continue in full force and effect for a period of two (2) consecutive years from the Effective Date (I.E., through and including January 13, 2002) unless it is terminated earlier in accordance with the terms and conditions stated herein (the "TERM").

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                                   ARTICLE IV.
                    WARRANTIES, REPRESENTATIONS AND COVENANTS


         4.1      BEASLEY.  Beasley represents and warrants that:

                  (a) it has full power and authority to enter into and fully perform this Agreement; and

                  (b) this Agreement has been duly authorized and is enforceable in accordance with its terms.

         4.2      FINDWHAT.  Findwhat represents and warrants that:

                  (a) it has full power and authority to enter into and fully perform its obligations under this Agreement; and

                  (b) this Agreement has been duly authorized and is enforceable in accordance with its terms.

         4.3      FINDWHAT COVENANTS.  Findwhat covenants that:

                  (a) at all times during the Term, Findwhat shall comply with all applicable federal, state, local and foreign laws;

                  (b) at all times during the Term, Findwhat shall maintain the Findwhat Site in a professional manner consistent with industry standards;

                  (c) advertising material and any portion thereof created by or on behalf of Findwhat and furnished by Findwhat to Beasley and the use thereof shall not violate any law or infringe upon or violate the rights of any Person.

                  (d) Findwhat shall prevent the Findwhat Site from ceasing to operate (i) more than two (2) consecutive hours per week over a sixty (60) day period or (ii) more than ten (10) consecutive days, PROVIDED, HOWEVER, that if the failure of the Findwhat Site to operate is as a result of circumstances beyond Findwhat's control, Findwhat shall not be deemed to be in breach of this
Section 4.3(d)(ii) unless the Findwhat Site ceases to operate for more than twenty (20) consecutive days.

                                   ARTICLE V.
                                 INDEMNIFICATION

         5.1 INDEMNIFICATION BY FINDWHAT. Findwhat shall indemnify Beasley, its members and each of their respective directors, officers, employees, Agents and representatives (hereinafter referred to collectively as "Beasley Indemnitees") against, and hold them harmless from, any and all losses, damages, costs, liabilities, claims, obligations and expenses, including reasonable legal fees and expenses, incurred or suffered by a Beasley Indemnitee, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with

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respect to any breach, misrepresentation, or other violation of any covenant, representation, warranty, term, condition or agreement of Findwhat contained in this Agreement. The foregoing indemnity is intended by Findwhat to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs and expenses with respect to any and all of the specific matters in this indemnity set forth.

         5.2 INDEMNIFICATION BY BEASLEY. Beasley shall indemnify Findwhat, its directors, officers, employees, Agents and representatives (hereinafter referred to collectively as "FINDWHAT INDEMNITEES") against, and hold them harmless from, any and all losses, damages, costs, liabilities, claims, obligations and expenses, including reasonable legal fees and expenses, incurred or suffered by a Findwhat Indemnitee, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to any breach, misrepresentation, or other violation of any covenant, representation, warranty, term, condition or agreement of Beasley contained in this Agreement. The foregoing indemnity is intended by Beasley to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs and expenses with respect to any and all of the specific matters in this indemnity set forth.

         5.3 CONDUCT OF PROCEEDINGS. If any claim or proceeding covered by Sections 5.1 or 5.2 shall arise, the party which seeks indemnification (the "INDEMNIFIED PARTY") shall give written notice thereof to the other party (the "INDEMNITOR") promptly after the Indemnified Party learns of the existence of such claim or proceeding; PROVIDED, HOWEVER, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the Indemnitor's ability to defend the claim or proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.

         5.4 EXCLUSIVE REMEDY. Except with respect to third party claims for which each party shall fully indemnify the other in accordance with the procedures set forth in this Article 5 neither party shall be liable to the other party for any "business interruption" or any loss of profits, any indirect, incidental, special, punitive or consequential damages hereunder, whether foreseeable or not.

         5.5 LIMITS ON AND CONDITIONS OF INDEMNIFICATION; THRESHOLD AND CAP. Notwithstanding any other provision hereof, no Indemnified Party shall be entitled to make a claim against an Indemnitor in respect of any breach of this Agreement except to the extent that the aggregate amount of such damages exceeds the amount of Thirty Thousand Dollars ($30,000); PROVIDED, HOWEVER, that once such aggregate has been exceeded, such Indemnitor shall be liable for the full amount of such damages. Notwithstanding any other provision of the Agreement, neither the indemnity obligation of Seller nor the indemnity obligation of Buyer shall exceed Three Million Dollars ($3,000,000). Notwithstanding the preceding sentence, any amount of damages counted toward the indemnity threshold and Three Million Dollar ($3,000,000) cap on Findwhat's indemnification obligations in Section 12.6 of

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the Purchase Agreement shall also be counted against the indemnity threshold and cap on Findwhat's indemnification obligations in this Section 5.5.

         5.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION RIGHTS. The several covenants, representations, warranties, terms, conditions or agreements contained herein, and the parties respective indemnification rights pursuant to Article 5, shall endure for the Term, at which time the same shall expire (except for Claims asserted during the Term).

                                   ARTICLE VI.
                                    REMEDIES

         6.1 FINDWHAT'S RIGHT OF TERMINATION. The Agreement may be terminated by Findwhat if Findwhat is not then in material default, upon written notice to Beasley upon the occurrence of any of the following:

                  (a) Beasley breaches any material term or condition of this Agreement or the Purchase Agreement and has failed to cure such breach within thirty (30) days following notice of default. The foregoing cure period will not apply to: (i) a term or condition for which a specific cure period is provided, or (ii) a breach incapable of being cured.

                  (b) If the BRN Cume (as defined in Exhibit B, paragraph 2) drops below One Million Five Hundred Thousand (1,500,000) listeners.

                  (c) If Beasley sells each and every one of the radio stations listed on Exhibit D in one or more transactions during the Term.

         6.2 UPON TERMINATION. Upon termination of this Agreement pursuant to Section 6.1, the parties shall be released and discharged from any further obligation under this Agreement. Notwithstanding the foregoing, the rights and obligations of the parties with respect to Article 5 (Indemnification), Section 7.1 (Permitted Assignments), Section 7.3 (Notice) and Section 7.7 (Governing Law) hereof shall not terminate.

         6.3 NO FORFEITURE OF FINDWHAT STOCK. As between Beasley and Findwhat, Findwhat agrees that under no circumstances are the shares of common stock of Findwhat, $.001 par value per share, issued to Beasley pursuant to the Purchase Agreement, returnable to Findwhat or subject to forfeiture. Findwhat covenants not to seek the return of the shares in any proceeding, between Beasley, its successors and assigns and Findwhat, its successors and assigns provided, however, the foregoing shall not limit Findwhat's right to enforce its rights under the Note.

                                  ARTICLE VII.
                                     GENERAL

         7.1 PERMITTED ASSIGNMENTS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its respective rights and obligations, in whole or in part, under this Agreement without prior written consent of the other party hereto. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, a party hereto may assign this Agreement or any of its rights and obligations hereunder to any entity

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controlling, controlled by or under common control with, such party, or to any entity that acquires such party by purchase of stock or by merger or otherwise, or by obtaining substantially all of such party's assets (the "PERMITTED ASSIGNEE"), provided that (i) no such assignment shall relieve the assigning party of any of its obligations under this Agreement; (ii) with respect to any assignments effected by Findwhat, no such Assignee (or any division thereof) is a Beasley Competitor and (iii) such Permitted Assignee shall agree in writing to be bound by the terms and conditions hereof.

         7.2 SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances, and such provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

         7.3 NOTICE. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by telecopy or sent, postage prepaid, by registered or certified mail, return receipt requested, or reputable overnight courier service and shall be deemed given when so delivered by hand, or if telecopied, when received, or if mailed, five business days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (a)      if to Findwhat,

                           Findwhat.com
                           121 West 27th Street
                           Suite 903
                           New York, New York 10001
                           Tel:  (212) 255-1500
                           Fax: (212) 989-4392
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Leonard D. Steinman, Esq.
                           Tenzer Greenblatt LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Tel:   (212) 885-5524
                           Fax:  (212) 885-5002

                  (b)      if to Beasley,

                           Beasley Internet Ventures, LLC
                           3033 Riviera Drive, Suite 200
                           Naples, Florida  34103

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                           Tel:   (941) 263-5000
                           Fax:  (941) 434-8950
                           Attention:  Caroline Beasley

                           with a copy to:

                           Joseph D. Sullivan, Esq.
                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, D.C.  20004
                           Tel:   (202) 637-2221
                           Fax:  (202) 637-2201

         7.4 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. No party shall have the power to bind any other party or incur obligations on any other party's behalf without such other party's prior written consent.

         7.5 WAIVER. The waiver by any party of a breach or default of any provision of this Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party except as otherwise specifically provided in this Agreement.

         7.6 ENTIRE AGREEMENT. This Agreement, including any agreement incorporated herein by reference, and any Exhibits hereto or thereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         7.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         7.8 SOLE BENEFIT. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to each other party.

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         7.10     AMENDMENT. This Agreement may not be amended except by an
instrument in writing signed on behalf of each party hereto. By an instrument in writing Beasley or Findwhat, as the case may be, may waive compliance by the other party with any term or provision of this Agreement that Beasley or Findwhat, as the case may be, was or is obligated to comply with or perform.

         7.11 HEADINGS. The headings contained in this Agreement hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                       BEASLEY INTERNET VENTURES, LLC


                                       By:      BEASLEY FM ACQUISITION CORP.,
                                                its Managing Member


                                                By:  /s/ B. Caroline Beasley
                                                ----------------------------
                                                Name:  B. Caroline Beasley
                                                Title:  Secretary



                                       FINDWHAT.COM


                                       By:  /s/ Robert D. Brahms
                                       --------------------------
                                       Name:  Robert D. Brahms
                                       Title: chief Executive Officer

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